UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) – February 18, 2009
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-100240 (Commission File Number)	75-2967830 (I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
214-486-2000
(Registrants’ telephone number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Management Stockholder’s Agreement For Senior Management
          On February 18, 2009, the Organization and Compensation Committee (the “O&C Committee”) of the Board of Directors (the “Board”) of Oncor Electric Delivery Company LLC (“Oncor”) approved a form of management stockholder’s agreement for members of Oncor’s senior management (the “Executive Stockholder’s Agreement”) that indirectly own membership interests in Oncor. Executive officers and key employees of Oncor previously entered into management stockholder’s agreements effective November 5, 2008 in connection with their purchases of non-voting Class B membership interests (“Class B Interests”) in Oncor Management Investment LLC (“Investment LLC”), an entity whose sole assets consist of equity units in Oncor, pursuant to Oncor’s 2008 Equity Interests Plan for Key Employees (the “Equity Interests Plan”). Each of Oncor’s participating executive officers will enter into a replacement agreement, effective November 5, 2008, in the form of the Executive Stockholder’s Agreement. The terms of the Executive Stockholder’s Agreement are identical to the prior form of management stockholder’s agreement except that in the event the participant’s employment is terminated by the participant without “good reason” (as defined in the Executive Stockholder’s Agreement) prior to October 10, 2012 (other than as a result of the executive’s death, disability or retirement) Oncor, Investment LLC or any entity created for purposes of effecting an initial public offering of Oncor’s assets may repurchase such executive’s Class B Interests at a per unit purchase price equal to the purchase price paid by the executive for the Class B Interests. The other material terms of the Executive Stockholder’s Agreement, which remain unchanged from the original form of management stockholder’s agreement, are described in Oncor’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2008.
          The foregoing description of the Executive Stockholder’s Agreement is qualified in its entirety by reference to the complete terms of the Executive Stockholder’s Agreement, which is attached hereto as Exhibit 10.1.
ITEM 8.01 OTHER EVENTS.
Impairment of Goodwill
     Oncor expects that its fourth quarter 2008 results will include a non-cash goodwill impairment charge of approximately $900 million of the $4.9 billion of goodwill allocated to Oncor arising from purchase accounting for the merger transaction in October 2007 involving its parent company, Energy Future Holdings Corp. The charge is not deductible for income tax purposes. This amount of goodwill charge is Oncor’s best estimate of impairment pending finalization of the measurement of fair value of the underlying assets and liabilities, which Oncor expects to reflect in its December 31, 2008 financial statements included in its Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange Commission on March 3, 2009.
     The goodwill impairment resulting from an assessment of the value of Oncor was triggered by the recent declines in financial markets and reflects the impact of higher risk premiums on market values of debt and equity securities of comparable companies and the dislocation in the capital markets that has increased interest rate spreads and the resulting discount rates reflected in Oncor’s fair value estimates. Because goodwill is not a component of Oncor’s regulatory capital structure, the impairment will not affect the rates it charges customers. Furthermore, Oncor does not expect that the impairment will impact Oncor’s capital plans.
     The non-cash impairment discussed above will not impact Oncor’s liquidity or its ability to make distributions to its equity holders or cause Oncor to be in default under any of its debt covenants.
Competitive Renewable Energy Zones (CREZ) Construction Projects
     At a January 29, 2009 open meeting, the Public Utility Commission of Texas (PUCT) assigned approximately $5 billion of CREZ construction projects, of which approximately $1.3 billion was assigned to Oncor. Oncor anticipates that a written order reflecting the PUCT’s decisions will be entered shortly. The cost estimates for the CREZ construction projects are based upon cost estimates prepared by the Electric Reliability Council of Texas. Through these construction projects, Oncor will construct transmission improvements designed to interconnect existing and future energy facilities, including renewable energy facilities, to transmit electricity in areas specified by the PUCT.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
10.1	Form of Management Stockholder’s Agreement (Senior Management Form)
* * * * *
This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in Oncor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Oncor’s Quarterly Report of Form 10-Q for the quarterly period ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. Oncor undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
Richard C. Hays
Controller

Dated: February 23, 2009

EXHIBIT INDEX

Exhibit

10.1	Form of Management Stockholder’s Agreement (Senior Management Form)